Exhibit 99.1

           Neurologix to Present at Wall Street Reporter's
                    Small-Cap Discovery Conference

      Live Webcast of Company's Presentation Available on Website

    FORT LEE, N.J.--(BUSINESS WIRE)--March 21, 2007--Neurologix, Inc. (OTCBB: NRGX), a biotech company engaged in the development of innovative gene therapies for the brain and central nervous system, today announced that John E. Mordock, president and chief executive officer of the Company, will present at the Wall Street Reporter's Small-Cap Discovery Conference in New York City.

    The Company also announced that a live broadcast of its conference presentation will be available on Thursday, March 22, 2007, 8:30 a.m. Eastern Time. To access the broadcast, listeners should go to the Company's website, www.neurologix.net, approximately 15 minutes prior to the event to register and download any necessary software, Microsoft Media Player or RealPlayer. For those unable to listen to the live broadcast, a replay will be available for 30 days on the Company's website.

    About Neurologix

    Neurologix, Inc. is a development-stage company engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system utilizing gene therapies. The Company's initial development efforts are focused on gene therapy for treating Parkinson's disease, epilepsy and Huntington's disease. Neurologix's core technology, "NLX," is currently being tested in a Company-sponsored Phase I human clinical trial to treat Parkinson's disease.

    CONTACT: Neurologix, Inc., Fort Lee
             Marc Panoff, Chief Financial Officer, 201-592-6451 marcpanoff@neurologix.net